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                                    [Concord
                                 THE INNOVATOR Logo]



CONTACT:                   OR               LENSE' INVESTOR RELATIONS COUNSEL:
CONCORD CAMERA CORP.                        THE EQUITY GROUP INC.
HARLAN PRESS                                ROBERT GOLDSTEIN  (212) 371-8660
VICE PRESIDENT AND TREASURER                DEVIN SULLIVAN    (212) 836-9608
(954) 331-4200

                              FOR IMMEDIATE RELEASE
   CONCORD CAMERA CORP. ANNOUNCES COMPLIANCE WITH NASDAQ LISTING REQUIREMENTS

HOLLYWOOD, FLORIDA - APRIL 12, 2005 - CONCORD CAMERA CORP. ("CONCORD" OR "COMPANY") (NASDAQ: LENSE) announced today that on April 11, 2005, the Company received a notice from the Nasdaq Listing Qualifications staff indicating the Company has evidenced compliance with all criteria for continued listing on the Nasdaq National Market, as required by the Nasdaq Listing Qualifications Panel ("the Panel") decision dated February 10, 2005. In accordance with that decision, the Company was required to file, on or before March 31, 2005, its Form 10-Q for the quarter ending January 1, 2005, with the Securities and Exchange Commission and Nasdaq. On March 31, 2005, the Company made the requisite filing evidencing compliance with all requirements for continued listing on the Nasdaq National Market. The Panel has determined to continue the listing of the Company's securities on the Nasdaq National Market. Effective with the opening of business on Wednesday, April 13, 2005, the Company's trading symbol will be changed from LENSE to LENS.


ABOUT CONCORD CAMERA CORP.

Concord Camera Corp., through its subsidiaries, is a global producer of popularly priced, digital, 35mm traditional and single use cameras. Concord markets its cameras under the trademarks POLAROID, CONCORD, CONCORD EYE Q and JENOPTIK. Concord sells and markets its camera products worldwide through direct sales offices in the United States, Canada, Germany, Hong Kong, the Peoples Republic of China, the United Kingdom, Japan and France and through independent sales agents. The Polaroid trademark is owned by Polaroid Corporation and is used by Concord under license from Polaroid. CONCORD and CONCORD EYE Q are trademarks and/or registered trademarks of Concord Camera Corp. in the United States and/or other countries. The JENOPTIK trademark is owned by Jenoptik AG and is used by Concord under license from Jenoptik AG. Learn more about Concord Camera Corp. at www.concord-camera.com.

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Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements, including our ability to maintain compliance with Nasdaq listing standards, our ability to meet customer demands and fulfill customer service obligations, anticipated or expected results of the implementation of our strategic plan, including the restructuring plan, additional cost-reductions initiatives and anticipated financial benefits of significantly reducing our reliance on internally designed and manufactured digital cameras and increasing the design, co-development and purchase of digital cameras from contract manufacturers, involve risks and uncertainties which may affect the Company's business and prospects, including the risks discussed under "Risk Factors" and disclosures in the Company's Annual Report on Form 10-K for the fiscal year ended July 3, 2004 and subsequently filed reports including the Second Quarter 10-Q. Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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